Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-105623) pertaining to the registration of 2,178,205 shares of common stock pursuant to the Amended and Restated Employee Stock Purchase Plan; (Form S-8 No. 333-86268) pertaining to 1,087,541 shares of common stock related to certain Stock Option Grants outside of a plan; (Form S-8 No. 333-74076) pertaining to 6,000,000 shares of common stock pursuant to the 2001 Stock Incentive Plan; and (Form S-8 No. 333-41090) pertaining to 5,687,318 shares of common stock pursuant to the 1992 Stock Incentive Plan, the 1999 Stock Incentive Plan and the Employee Stock Purchase Plan of Newport Corporation, of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Newport Corporation, Newport Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Newport Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Orange County, California

March 13, 2006